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Exhibit 4.1

        EXECUTION COPY

REGISTRATION RIGHTS AGREEMENT

        THIS REGISTRATION RIGHTS AGREEMENT (this "Agreement") is made and entered into as of July 12, 2006, by and between Ellora Energy Inc., a Delaware corporation (the "Company"), and Friedman, Billings, Ramsey & Co., Inc., a Delaware corporation ("FBR"), for the benefit of the purchasers of the Company's common stock, par value $0.001 per share (the "Common Stock"), as participants ("Participants") in the private placement by the Company and certain selling stockholders of shares of its Common Stock (the "Private Placement") and the direct and indirect transferees of FBR and each of the Participants.

W I T N E S S E T H :

        WHEREAS, the Company, certain existing stockholders of the Company and FBR entered into that certain Purchase/Placement Agreement dated as of June 29, 2006 (the "Placement Agreement"), in connection with which on July 12, 2006, the Company sold or placed 2,500,000 newly issued shares, and the existing stockholders sold 9,900,000 shares, of the Common Stock (plus an additional 1,860,000 shares to cover additional allotments, if any, of the Common Stock), with FBR acting as initial purchaser of the 144A/Regulation S Shares (as defined herein) and placement agent with respect to the Private Placement Shares (as defined herein);

        WHEREAS, to induce FBR to enter into the Placement Agreement, the Company has agreed to provide the registration rights provided for in this Agreement for the holders of Registrable Shares (as defined below); and

        WHEREAS, the execution of this Agreement is a condition to the closing of the transactions contemplated by the Placement Agreement.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    Definitions.    As used in this Agreement, the following terms shall have the following meanings:

        "144A/Regulation S Shares" means the shares of Common Stock initially sold to FBR in the Private Placement and resold by FBR to "qualified institutional buyers" (as such term is defined in Rule 144A) or to "non-U.S. persons" (in accordance with Regulation S) in an "offshore transaction" (in accordance with Regulation S).

        "Affiliate" means, as to any specified Person, (i) any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified Person, (ii) any executive officer, director, trustee or general partner of the specified Person and (iii) any legal entity for which the specified Person acts as an executive officer, director, trustee or general partner. For purposes of this definition, "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly, or indirectly through one or more intermediaries, of the power to direct or cause the direction of the management and policies of such Person, whether by contract, through the ownership of voting securities, partnership interests or other equity interests or otherwise.

        "Additional Payments" is defined in Section 8(a).

        "Agreement" is defined in the introductory paragraph of this Agreement.

        "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York are authorized or obligated by applicable law, regulation or executive order to close.

        "Closing Time" means the Closing Time as defined in the Placement Agreement.

        "Commission" means the Securities and Exchange Commission.

        "Common Stock" is defined in the introductory paragraph of this Agreement.

        "Company" is defined in the introductory paragraph of this Agreement, and includes any successor thereto.

        "Controlling Person" is defined in Section 6(a).

        "Effectiveness Default" is defined in Section 2(d).

        "End of Suspension Notice" is defined in Section 5(b).

        "Engagement Letter" is defined in Section 11(h).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission pursuant thereto.

        "FBR" is defined in the introductory paragraph of this Agreement, and includes any successor thereto.

        "FBR Merchant Banking" means Friedman, Billings, Ramsey Group, Inc. and any successor thereto.

        "FBR Mandatory Shelf Registration Statement" is defined in Section 2(a).

        "Form 10-K" means an annual report required to be filed with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act, as such form may be amended from time to time, or any similar form, rule or regulation hereafter adopted by the Commission as a replacement thereto having substantially the same effect as such form, provided that such form need not include those items required by Section 404 of the Sarbanes-Oxley Act of 2002.

        "Form 10-Q" means a quarterly report required to be filed with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act, as such form may be amended from time to time, or any similar form, rule or regulation hereafter adopted by the Commission as a replacement thereto having substantially the same effect as such form, provided that such form need not include those items required by Section 404 of the Sarbanes-Oxley Act of 2002.

        "Free Writing Prospectus" means a free writing prospectus, as defined in Rule 405.

        "Holder" means each record owner of any Registrable Shares from time to time, including FBR and its Affiliates.

        "Holders Mandatory Shelf Registration Statement" is defined in Section 2(a).

        "Indemnified Party" is defined in Section 6(c).

        "Indemnifying Party" is defined in Section 6(c).

        "IPO Registration Statement" is defined in Section 7.

        "Issuer Free Writing Prospectus" means an issuer free writing prospectus, as defined in Rule 433.

        "Liabilities" is defined in Section 6(a).

        "Lock-Up Period" is defined in Section 7.

        "Mandatory Shelf Registration Statement" is defined in Section 2(a).

        "NASD" means the National Association of Securities Dealers, Inc.

        "No Objections Letter" is defined in Section 4(t).

        "Notice and Questionnaire" is defined in Section 2(a)(iii).

        "Participants" is defined in the introductory paragraph of this Agreement.

        "Permitted Free Writing Prospectus" is defined in Section 4.

        "Person" means an individual, limited liability company, partnership, corporation, trust, unincorporated organization, government or agency or political subdivision thereof, or any other legal entity.

        "Piggyback Registration Statement" is defined in Section 2(b).

        "Placement Agreement" is defined in the first recital clause of this Agreement.

        "Prior Holder" means any party to that certain Prior Holders Registration Rights Agreement.

        "Prior Holders Registration Rights Agreement" means that certain registration rights agreement of even date herewith between the Company and certain of its existing stockholders prior to the Private Placement.

        "Private Placement" is defined in the introductory paragraph of this Agreement.

        "Private Placement Shares" means Shares initially sold by the Company directly to "accredited investors" (within the meaning of Rule 501(a) promulgated under the Securities Act) as Participants, with FBR acting as placement agent.

        "Prospectus" means the prospectus included in any Registration Statement, including any preliminary prospectus, and all other amendments and supplements to any such prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference, if any, in such prospectus.

        "Purchaser Indemnitee" is defined in Section 6(a).

        "Registrable Shares" means the 144A/Regulation S Shares and the Private Placement Shares, upon original issuance thereof, and at all times subsequent thereto, including upon the transfer thereof by the original holder or any subsequent holder and any shares or other securities issued in respect of such Registrable Shares because of or in connection with any stock dividend, stock distribution, stock split, purchase in any rights offering or in connection with any exchange for or replacement of such Registrable Shares or any combination of shares, recapitalization, merger or consolidation, or any other equity securities issued pursuant to any other pro rata distribution with respect to the Common Stock, until, in the case of any such 144A/Regulation S Share or Private Placement Share, the earliest to occur of:

  (i)
  the date on which it has been sold pursuant to a Registration Statement or sold pursuant to Rule 144;

  (ii)
  the date on which it is saleable, in the opinion of counsel to the Company, without registration under the Securities Act, pursuant to Rule 144(k);

  (iii)
  the date on which it is saleable, without restriction, pursuant to an available exemption from registration under the Securities Act; or

  (iv)
  the date on which it is sold to the Company or its subsidiaries.

        "Registration Default" is defined in Section 8(a).

        "Registration Expenses" means any and all expenses incident to the performance of or compliance with this Agreement, including: (i) all Commission, securities exchange, NASD registration, listing, inclusion and filing fees (including those of FBR Merchant Banking, FBR and Holders associated or affiliated with FBR), (ii) all fees and expenses incurred in connection with compliance with international, federal or state securities or blue sky laws (including any registration, listing and filing fees and reasonable fees and disbursements of counsel in connection with blue sky qualification of any of the Registrable Shares and the preparation of a blue sky memorandum and compliance with the rules of the NASD), (iii) all expenses of any Persons in preparing or assisting in preparing, word processing, duplicating, printing, delivering and distributing any Registration Statement, any Prospectus, any amendments or supplements thereto, any underwriting agreements, securities sales agreements, certificates and any other documents relating to the performance under and compliance with this Agreement, (iv) all fees and expenses incurred in connection with the listing or inclusion of any of the Registrable Shares on the New York Stock Exchange, the American Stock Exchange or The NASDAQ Stock Market pursuant to Section 4(n), (v) the fees and disbursements of counsel for the Company and of the independent public accountants of the Company (including the expenses of any special audit and "cold comfort" letters required by or incident to such performance) and (vi) any fees and disbursements customarily paid in issues and sales of securities (including the fees and expenses of any experts retained by the Company in connection with any Registration Statement), provided, however, that Registration Expenses shall exclude brokers' or underwriters' discounts and commissions and transfer taxes, if any, relating to the sale or disposition of Registrable Shares by a Holder and the fees and disbursements of any counsel to the Holders other than as provided for in clause (v) above.

        "Registration Statement" means any Mandatory Shelf Registration Statement or Piggyback Registration Statement.

        "Regulation S" means Regulation S (Rules 901-905) promulgated by the Commission under the Securities Act, as such rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission as a replacement thereto having substantially the same effect as such regulation.

        "Rule 144", "Rule 144A", "Rule 158", "Rule 405", "Rule 415", "Rule 424" or "Rule 433", respectively, means such specified rule promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission as a replacement thereto having substantially the same effect as such rule.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder.

        "Shares" means the Shares of Common Stock being offered and sold pursuant to the terms and conditions of the Placement Agreement.

        "Suspension Event" is defined in Section 5(b).

        "Suspension Notice" is defined in Section 5(b).

        "Underwritten Offering" means a sale of securities of the Company to an underwriter or underwriters for reoffering to the public.

2.     Registration Rights.

        (a)    Mandatory Shelf Registration.    As set forth in Section 4, the Company agrees to file with the Commission as soon as reasonably practicable, but in no event later than 120 days following the Closing Time, (A) a shelf registration statement on Form S-1 or such other form under the Securities Act then available to the Company providing for the resale pursuant to Rule 415 from time to time by the Holders, other than those Holders whose shares will be offered under the FBR Mandatory Shelf Registration Statement (as defined below) pursuant to clause (B), of all of their Registrable Shares (including the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference, if any, in such registration statement, the

"Holders Mandatory Shelf Registration Statement") and (B) a shelf registration statement on Form S-1 or such other form under the Securities Act then available to the Company providing for the resale pursuant to Rule 415 from time to time by FBR, FBR Merchant Banking and any Holder that is associated or affiliated with FBR of all of their Registrable Shares (including the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference, if any, in such registration statement, the "FBR Mandatory Shelf Registration Statement"; either or both the Holders Mandatory Shelf Registration and the FBR Mandatory Shelf Registration Statement may be referred to herein without distinction as a "Mandatory Shelf Registration Statement"). If the Company has an effective Holders Mandatory Shelf Registration Statement on Form S-1 under the Securities Act and becomes eligible to use Form S-3 or such other short-form registration statement form under the Securities Act, the Company shall promptly give notice of such eligibility to the Holders covered thereby and may, or at the request of such Holders with a majority of such Registrable Shares shall, promptly convert such Mandatory Shelf Registration Statement on Form S-1 to a registration statement on Form S-3 or such other short-form registration statement by means of a post-effective amendment or otherwise, unless any Holder with Registrable Shares under the initial Holders Mandatory Shelf Registration Statement notifies the Company within 10 Business Days of receipt of the Company notice that such conversion would interfere with its distribution of Registrable Shares already in progress and provides a reasonable explanation therefor, in which case the Company will delay the conversion of the Holders Mandatory Shelf Registration Statement for a reasonable time after receipt of the first such notice, not to exceed 30 days in the aggregate, for all Holders requesting such suspension (unless the Company, at such time as the conversion from Form S-1 to Form S-3 or such other short-form registration statement may occur, would otherwise be required to amend the Mandatory Shelf Registration Statement and require that Holders suspend sales under Section 4(i) or Section 5). If the Company has an effective FBR Mandatory Shelf Registration Statement on Form S-1 under the Securities Act and becomes eligible to use Form S-3 or such other short-form registration statement form under the Securities Act, the Company shall promptly give notice of such eligibility to the Holders covered thereby and may (unless FBR or FBR Merchant Banking reasonably objects unless the Company, at such time as the conversion from Form S-1 to Form S-3 or such other short-form registration statement may occur, would otherwise be required to amend the FBR Mandatory Shelf Registration Statement and require that Holders suspend sales under Section 4(i) or Section 5), or at the request of FBR or FBR Merchant Banking shall, promptly convert such FBR Mandatory Shelf Registration Statement on Form S-1 to a Registration Statement on Form S-3 or such other short-form registration statement by means of a post-effective amendment or otherwise.

          (i)    Effectiveness and Scope.    The Company shall use its commercially reasonable efforts to cause each Mandatory Shelf Registration Statement to be declared effective by the Commission as soon as practicable following such filing, and to remain effective until the date on which all Shares in respect thereof cease to be Registrable Shares. No other Person will have the right to include securities on a Mandatory Shelf Registration Statement. Each Mandatory Shelf Registration Statement shall provide for the resale from time to time, and pursuant to any method or combination of methods legally available (including an Underwritten Offering, a direct sale to purchasers, a sale through brokers or agents, or a sale over the internet) by the Holders of any and all Registrable Shares. The Company shall not file any registration statement on behalf of or for the benefit of any Prior Holder unless it has filed or files concurrently each Mandatory Shelf Registration Statement, and the Company shall not submit an acceleration request to the Commission requesting effectiveness of any such Prior Holder registration statement unless it has submitted or concurrently submits an acceleration request to the Commission requesting effectiveness of each Mandatory Shelf Registration Statement and reasonably believes based on communications with the Commission that such request with respect to such Registration Statements will be granted.

          (ii)    Underwriting.    If any Holder proposes to conduct an Underwritten Offering under a Mandatory Shelf Registration Statement, such Holder shall advise the Company and all other Holders whose securities are included in such Mandatory Shelf Registration Statement (if applicable), of the managing underwriters for such proposed Underwritten Offering (which may be FBR or an Affiliate thereof); such managing underwriters to be subject to the approval of the Company, not to be unreasonably withheld. In such event, the Company shall enter into an underwriting agreement in customary form with the managing underwriters, which shall include, among other provisions, indemnities to the effect and to the extent provided in Section 6, and shall take all such other reasonable actions as are requested by the managing underwriter in order to expedite or facilitate the registration and disposition of the Registrable Shares included in such Underwritten Offering; provided, however, that the Company shall be required to cause appropriate officers of the Company or its Affiliates to participate in a "road show" or similar marketing effort being conducted by such underwriter with respect to such Underwritten Offering only if the Holders reasonably anticipate gross proceeds from such Underwritten Offering of at least $10 million. All Holders proposing to distribute their Registrable Shares through such Underwritten Offering shall enter into an underwriting agreement in customary form with the managing underwriters selected for such underwriting and complete and execute any questionnaires, powers of attorney, indemnities, securities escrow agreements and other documents reasonably required under the terms of such underwriting, and furnish to the Company such information in writing as the Company may reasonably request for inclusion in the Registration Statement; provided, however, that no Holder shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements as are customary and reasonably requested by the underwriters. Notwithstanding any other provision of this Agreement, with respect to an Underwritten Offering in connection with the Holders Mandatory Shelf Registration Statement, if the managing underwriters determine in good faith that marketing factors require a limitation on the number of shares to be included in such Underwritten Offering, then the managing underwriters may exclude shares (including Registrable Shares) from the Underwritten Offering, and any shares included in the Underwritten Offering shall be allocated first, to each of the Holders requesting inclusion of their Registrable Shares in such Underwritten Offering on a pro rata basis based on the total number of such Registrable Shares requested to be included and second, to the Prior Holders and others holding Company securities requesting inclusion of their shares in such Underwritten Offering, if applicable. In the case of the FBR Mandatory Shelf Registration Statement, such exclusion shall be negotiated by FBR, FBR Merchant Banking and the underwriters.

          (iii)    Selling Stockholder Questionnaires.    Each Holder agrees, by its acquisition of Shares, that if such Holder wishes to sell Registrable Shares pursuant to a Mandatory Shelf Registration Statement and related Prospectus, it will do so only in accordance with this Section 2(a)(iii). Each Holder wishing to sell Registrable Shares pursuant to a Mandatory Shelf Registration Statement and related Prospectus agrees to deliver a written notice, substantially in form and substance of Annex VI to the preliminary offering memorandum, dated June 12, 2006, for the 144A/Regulation S Shares and Private Placement Shares (a "Notice and Questionnaire"), to the Company. The Company shall mail the Notice and Questionnaire to the Holders no later than the date of initial filing of such Mandatory Shelf Registration Statement with the Commission. No Holder shall be entitled to be named as a selling securityholder in such Mandatory Shelf Registration Statement as of the initial effective date of such Mandatory Shelf Registration Statement, and no Holder may use the Prospectus forming a part thereof for resales of Registrable Shares at any time, unless such Holder has returned a completed and signed Notice and Questionnaire to the Company by the deadline for response set forth therein; provided, however, Holders shall have at least 20 days from the date on which the Notice and Questionnaire is first mailed to such Holders to return a completed and signed Notice and Questionnaire to the Company. Notwithstanding the foregoing, (x) upon the request of any Holder that did not return a Notice and Questionnaire on a timely basis or did not receive a Notice and Questionnaire because it was a subsequent transferee of Registrable Shares after the Company mailed the Notice and Questionnaire, the Company shall distribute a Notice and Questionnaire to such Holders at the address set forth in the request and (y) upon receipt of a properly completed Notice and Questionnaire from such Holder, the Company shall use its commercially reasonable efforts to name such Holder as a selling securityholder in such Mandatory Shelf Registration Statement by means of a pre-effective amendment, by means of a post-effective amendment or, if permitted by the Commission, by means of a Prospectus supplement to such Mandatory Shelf Registration Statement; provided, however, that the Company will have no obligation to add Holders to a Mandatory Shelf Registration Statement as selling securityholders more frequently than once every 30 calendar days.

        (b)    Piggyback Registration.    If, after the date hereof, the Company proposes to file a registration statement under the Securities Act providing for a public offering of the Company's equity securities, other than the Holders Mandatory Shelf Registration Statement, the FBR Mandatory Shelf Registration Statement or a registration statement on Form S-8 or Form S-4 or any similar form hereafter adopted by the Commission as a replacement therefor (including the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference, if any, in such registration statement, the "Piggyback Registration Statement"), the Company will notify each Holder of the proposed filing if clause (i) of the following sentence applies, or only those affected Holders if clause (ii) or (iii) of the following sentence applies. If (i) the Piggyback Registration Statement is the IPO Registration Statement or relates to an Underwritten Offering, (ii) a Mandatory Shelf Registration Statement is not then effective or (iii) Registrable Shares eligible for inclusion on a Mandatory Shelf Registration Statement when initially declared effective were not included in such Mandatory Shelf Registration Statement (unless such shares can and will be added to the Mandatory Registration Statement at such time), then each Holder in the case of clause (i) and each such affected Holder in the case of clauses (ii) and (iii), shall be given an opportunity to include in such Piggyback Registration Statement all or any part of such Holder's Registrable Shares. Each such Holder desiring to include in any such Piggyback Registration Statement all or part of such Holder's Registrable Shares shall, within 10 days after delivery of the above-described notice by the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Shares such Holder wishes to include in such Piggyback Registration Statement and provide, as a condition to such inclusion, such information regarding itself, its Registrable Shares and the intended method of disposition of such securities as is required pursuant to Regulation S-K promulgated under the Securities Act to effect the registration of the Registrable Shares. Any Holder's election to include any Registrable Shares in such Piggyback Registration Statement will not affect the inclusion of such Registrable Shares in a Mandatory Shelf Registration Statement until such Registrable Shares have been sold under the Piggyback Registration Statement, at which time the Company may remove from such Mandatory Shelf Registration Statement such Registrable Shares.

          (i)    Right to Terminate Piggyback Registration.    At any time, the Company may terminate or withdraw any Piggyback Registration Statement referred to in this Section 2(b), and without any obligation to any such Holder whether or not any Holder has elected to include Registrable Shares in such registration. The Company may suspend the effectiveness and use of any Piggyback Registration Statement at any time for an unlimited amount of time whether or not any Holder has elected to include Registrable Shares in such registration.

          (ii)    Underwriting.    The Company shall advise the Holders of the identity of the managing underwriters for any Underwritten Offering proposed under the Piggyback Registration Statement. The right of any such Holder's Registrable Shares to be included in any Piggyback Registration Statement pursuant to this Section 2(b) shall be conditioned upon such Holder's participation in such Underwritten Offering and the inclusion of such Holder's Registrable Shares in the Underwritten Offering to the extent provided herein. All Holders proposing to distribute their Registrable Shares through such Underwritten Offering shall enter into an underwriting agreement in customary form with the managing underwriters selected for such underwriting and complete and execute any questionnaires, powers of attorney, indemnities, securities escrow agreements and other documents reasonably required under the terms of such underwriting, and furnish to the Company such information in writing as the Company may reasonably request for inclusion in the Registration Statement; provided, however, that no Holder shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements as are customary and reasonably requested by the underwriters. Notwithstanding any other provision of this Agreement, if the managing underwriters determine in good faith that marketing factors require a limitation on the number of shares to be included, then the managing underwriters may exclude shares (including Registrable Shares) from the Piggyback Registration Statement and the Underwritten Offering, and any Company securities included in the Piggyback Registration Statement and the Underwritten Offering shall be allocated, first, to the Company, and second, to any Person exercising demand registration rights that are the basis for such registration, and third, to each of the Holders and (if not pursuant to the Prior Holders' demand registration rights) the Prior Holder(s) requesting inclusion of their Registrable Shares (as defined in this Agreement and the Prior Holders Registration Rights Agreement) in such Piggyback Registration Statement on a pro rata basis based on the total number of such shares requested to be included; provided, however, that, notwithstanding anything in this Agreement to the contrary, if the Registration Statement is the IPO Registration Statement, Company securities shall be allocated first, to the Company, and second to the Holders requesting inclusion of their Registrable Shares in the IPO Registration Statement on a pro rata basis based on the total number Registrable Shares requested to be included, and third, to the Prior Holders. If any Holder disapproves of the terms of any Underwritten Offering, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least 10 Business Days before the effective date of the Piggyback Registration Statement. Any Registrable Shares excluded or withdrawn from such Underwritten Offering shall be excluded and withdrawn from the Piggyback Registration Statement.

          (iii)    Hold-Back Agreement.    By electing to include Registrable Shares in the Piggyback Registration Statement, if any, the Holder shall be deemed to have agreed not to effect any sale or distribution of securities of the Company of the same or similar class or classes of the securities included in the Registration Statement or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144 under the Securities Act, during such periods as reasonably requested (but in no event longer than 30 days before or 60 days following the effective date of the Piggyback Registration Statement (subject to extension for earnings announcement or material events as provided in Section 7)), provided each of the Prior Holders participating in the Piggyback Registration Statement and each of the executive officers and directors of the Company that holds shares of Common Stock of the Company or securities convertible into or exchangeable or exercisable for shares of Common Stock of the Company is subject to the same or stricter restrictions for at least the entire time period required of the Holders hereunder) by the representatives of the underwriters, if an Underwritten Offering.

          (iv)    Mandatory Shelf Registration not Impacted by Piggyback Registration Statement.    The Company's obligation to file any Mandatory Shelf Registration Statement shall not be affected by the filing or effectiveness of the Piggyback Registration Statement.

        (c)    Expenses.    The Company shall pay all Registration Expenses (including those of FBR and Holders affiliated or associated with FBR) in connection with the registration of the Registrable Shares pursuant to this Agreement. Each Holder participating in a registration pursuant to this Section 2 shall bear such Holder's proportionate share (based on the total number of Registrable Shares sold in such registration) of all discounts and commissions payable to underwriters or brokers and all transfer taxes in connection with a registration of Registrable Shares pursuant to this Agreement and any other expense of the Holders not specifically allocated to the Company pursuant to this Agreement relating to the sale or disposition of such Holder's Registrable Shares pursuant to any Registration Statement.

        (d)    Executive Bonus.    If both Mandatory Shelf Registration Statements have not become effective within 210 days after the Closing Time (an "Effectiveness Default"), then T. Scott Martin, Chief Executive Officer of the Company, and James R. Casperson, Chief Financial Officer of the Company, or their respective successors, shall each forfeit 1.0% of any cash bonus to which either becomes entitled to or earns (or will become entitled to or earn) as a result of performance during the 2006 fiscal year (whether or not payable in 2006), whether under an employment agreement with the Company, a bonus plan or any other bonus arrangement, including any bonus compensation for which payment would otherwise be deferred until after 2006, for each Business Day the Effectiveness Default continues until such time as both Mandatory Shelf Registration Statements have become effective, up to a maximum aggregate amount of $500,000; provided, however that such forfeiture shall not apply at any time when the Company has endeavored in good faith to file such Mandatory Shelf Registration Statement within the time period specified but is unable to make the filing as of the specified date as a result of circumstances beyond the Company's reasonable control.

3.     Rule 144 and Rule 144A Reporting; Reports to Holders.

        (a)   With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Shares to the public without registration, the Company agrees to, so long as any Holder owns any Registrable Shares:

          (i)    make and keep adequate current public information available, as those terms are understood and defined in Rule 144(c) at all times after the effective date of the first registration statement filed by the Company relating to an offering of the Company's securities to the general public;

          (ii)   use its commercially reasonable efforts to file (including electronically on EDGAR) with the Commission in a timely manner all reports and other documents required to be filed by the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements);

          (iii)  so long as a Holder owns any Registrable Shares constituting 144A/Regulation S Shares, if the Company is not required to file reports and other documents under the Securities Act and the Exchange Act, it will make available other information as required by, and so long as necessary to permit sales of Registrable Shares pursuant to, Rule 144 or Rule 144A; and

          (iv)  furnish to any Holder promptly upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after 90 days after the effective date the first registration statement filed by the Company for an offering of its securities to the general public) and of the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company, and take such reasonable further actions consistent with this Section 3, as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such Registrable Shares without registration.

        (b)   So long as a Holder owns any Registrable Shares, if the Company is not required to file reports under the Securities Act or the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the Commission, the Company shall furnish to the Holders in a reasonable manner (which may include publishing such information on an accessible website or delivery by other electronic means) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-K and 10-Q if the Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, audit reports thereon by the certified independent accountants of the Company. Such annual reports shall be furnished by March 31 of the next year and such quarterly reports shall be furnished within 45 days after the end of such quarter; and

        (c)   Within 60 days of the end of each fiscal quarter (or, with respect to the quarter ending on the Company's fiscal year end, 110 days of the end of such fiscal quarter), until the Common Stock is listed on the New York Stock Exchange or the American Stock Exchange or approved for quotation on the NASDAQ Stock Market, the Company shall hold a quarterly conference call of a type customarily held by companies subject to the reporting requirements of the Exchange Act for the Holders to discuss the results of the prior quarter reported pursuant to Section 3(b) and other relevant matters; provided, however, that if the Company's Board of Directors determines in good faith upon the advice of legal counsel that such a call would be inadvisable due to the provisions of the Securities Act or Exchange Act as a result of any proposed financing, acquisition, merger or other significant transaction involving the Company, the Company may suspend, delay or cancel such calls so long as and to the extent that it discontinues all similar calls with investors in or persons or entities that do business with the Company; provided further that the Company shall not suspend such calls for more than 150 days out of any 365-day period.

4.    Registration Procedures.    In connection with the obligations of the Company with respect to any registration pursuant to this Agreement, the Company shall:

        (a)   notify FBR, in writing, at least 10 Business Days before filing a Registration Statement, of its intention to file a Registration Statement with the Commission and, at least 5 Business Days before filing, provide a copy of the Registration Statement to FBR; prepare and file with the Commission, as specified in this Agreement, each Registration Statement, which Registration Statement shall comply as to form in all material respects with the requirements of the applicable form and include all financial statements required by the Commission to be filed therewith and shall be acceptable to FBR; notify FBR at least 5 Business Days before filing of any amendment or supplement to such Registration Statement and, at least 3 Business Days before filing, provide a copy of such amendment or supplement to FBR for review and comment; promptly following receipt from the Commission, provide to FBR copies of any comments made by the staff of the Commission relating to such Registration Statement and the Company's responses thereto for review and comment; and use its commercially reasonable efforts to cause such Mandatory Shelf Registration Statement to become effective as soon as practicable after filing and to remain effective as set forth in Section 2(a)(i);

        (b)   subject to Section 4(i), (i) prepare and file with the Commission such amendments and post-effective amendments to each such Registration Statement as may be necessary to keep such Registration Statement effective for the period described in Section 2(a)(i), (ii) cause each Prospectus contained therein to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 or any similar rule that may be adopted under the Securities Act, (iii) promptly amend or supplement each such Registration Statement to include the Company's quarterly and annual financial information and other material developments (until the Company is eligible to incorporate such information by reference into the Registration Statement), during which time sales of the Registrable Shares under the Registration Statement will be suspended until such amendment or supplement is filed and effective, and (iv) comply in all material respects with the provisions of the Securities Act with respect to the disposition of all securities covered by each Registration Statement during the applicable period in accordance with the intended method or methods of distribution by the selling Holders thereof;

        (c)   furnish to the Holders, without charge, as many copies of each Prospectus, including each preliminary Prospectus, any Permitted Issuer Free Writing Prospectus, and any amendment or supplement thereto and such other documents as such Holder may reasonably request, in order to facilitate the public sale or other disposition of the Registrable Shares; the Company hereby consents to the use of such Prospectus, including each preliminary Prospectus, and any Permitted Issuer Free Writing Prospectus by the Holders, if any, in connection with the offering and sale of the Registrable Shares covered by any such Prospectus;

        (d)   use its commercially reasonable efforts to register or qualify, or obtain exemption from registration or qualification for, all Registrable Shares by the time the applicable Registration Statement is declared effective by the Commission under all applicable state securities or "blue sky" laws of such domestic jurisdictions as FBR or any Holder covered by a Registration Statement shall reasonably request in writing, keep each such registration or qualification or exemption effective during the period such Registration Statement is required to be kept effective pursuant to this Agreement and do any and all other acts and things that may be reasonably necessary or advisable to enable such Holder to consummate the disposition in each such jurisdiction of such Registrable Shares owned by such Holder; provided, however, that the Company shall not be required to (i) qualify generally to do business in any jurisdiction or to register as a broker or dealer in such jurisdiction where it would not otherwise be required to qualify but for this Section 4(d), (ii) subject itself to taxation in any such jurisdiction, or (iii) submit to the general service of process in any such jurisdiction;

        (e)   use its commercially reasonable efforts to cause all Registrable Shares covered by such Registration Statement to be registered and approved by such other domestic governmental agencies or authorities, if any, as may be necessary to enable the Holders thereof to consummate the disposition of such Registrable Shares;

        (f)    notify FBR and each Holder with Registrable Shares covered by a Registration Statement promptly and, if requested by FBR or any such Holder, confirm such advice in writing (i) when such Registration Statement has become effective and when any post-effective amendments and supplements thereto become effective, (ii) of the issuance by the Commission or any state securities authority of any stop order suspending the effectiveness of such Registration Statement or the initiation or overtly threatening of any proceedings for that purpose (including a pending proceeding against the Company under Section 8A of the Securities Act in connection with the offering of the Registrable Shares), (iii) of any request by the Commission or any other federal or state governmental authority for amendments or supplements to such Registration Statement or related Prospectus or any Issuer Free Writing Prospectus or for additional information, and (iv) of the happening of any event during the period such Registration Statement is effective as a result of which such Registration Statement or the related Prospectus or any Permitted Issuer Free Writing Prospectus or any document incorporated by reference therein contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (which information shall be accompanied by an instruction to suspend the use of the Registration Statement and the Prospectus and such Permitted Issuer Free Writing Prospectus until the requisite changes have been made);

        (g)   during the period of time referred to in Section 2(a)(i), use its commercially reasonable efforts to avoid the issuance of, or if issued, to obtain the withdrawal of, any order enjoining or suspending the use or effectiveness of a Registration Statement or suspending the qualification (or exemption from qualification) of any of the Registrable Shares for sale in any jurisdiction, as promptly as practicable;

        (h)   upon request, furnish to each requesting Holder with Registrable Shares covered by a Registration Statement, without charge, at least one conformed copy of such Registration Statement and any post-effective amendment or supplement thereto (without documents incorporated therein by reference or exhibits thereto, unless requested);

        (i)    except as provided in Section 5, upon the occurrence of any event contemplated by Section 4(f)(iv), use its commercially reasonable efforts to promptly prepare a supplement or post-effective amendment to a Registration Statement or the related Prospectus or any Permitted Issuer Free Writing Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Shares, such Prospectus or Permitted Issuer Free Writing Prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and, upon request, promptly furnish to each requesting Holder covered by such Registration Statement a reasonable number of copies of each such supplement or post-effective amendment;

        (j)    if requested by the representative of the underwriters, if any, or any Holders of Registrable Shares being sold in connection with an Underwritten Offering, (i) promptly incorporate in a Prospectus supplement or post-effective amendment such material information as the representative of the underwriters, if any, or such Holders indicate relates to them or otherwise reasonably request be included therein and (ii) make all required filings of such Prospectus supplement or such post-effective amendment as soon as practicable after the Company has received notification of the matters to be incorporated in such Prospectus supplement or post-effective amendment;

        (k)   in the case of an Underwritten Offering, use its commercially reasonable efforts to furnish or caused to be furnished to each Holder of Registrable Shares covered by such Registration Statement and the underwriters a signed counterpart, addressed to each such Holder and the underwriters, of: (i) an opinion of counsel for the Company, dated the date of each closing under the underwriting agreement, reasonably satisfactory to the underwriters; (ii) a "comfort" letter, dated the effective date of such Registration Statement and the date of each closing under the underwriting agreement, signed by the independent public accountants who have certified the Company's financial statements included in such Registration Statement, covering substantially the same matters with respect to such Registration Statement (and the Prospectus included therein) and with respect to events subsequent to the date of such financial statements, as are customarily covered in accountants' letters delivered to underwriters in underwritten public offerings of securities, and such other financial matters as the underwriters may reasonably request and customarily obtained by underwriters in underwritten offerings, provided that, to be an addressee of the comfort letter, each Holder may be required to confirm that it is in the category of persons to whom a comfort letter may be delivered in accordance with applicable accounting literature; and (iii) a "comfort" letter, dated the effective date of such Registration Statement and the date of each closing under the underwriting agreement, signed by the independent petroleum engineering consultants who have evaluated the Company's oil and gas reserves included in such Registration Statement, covering substantially the same matters with respect to such Registration Statement (and the Prospectus included therein) and with respect to events subsequent to the date of its evaluation of such oil and gas reserves, as are customarily covered in engineers' letters delivered to underwriters in underwritten public offerings of securities, and such other related matters as the underwriters may reasonably request and customarily obtained by underwriters in underwritten offerings;

        (l)    enter into customary agreements (including in the case of an Underwritten Offering, an underwriting agreement in customary form) and take all other action in connection therewith to expedite or facilitate the distribution of the Registrable Shares included in such Registration Statement and, in the case of an Underwritten Offering, make representations and warranties to the underwriters in such form and scope as are customarily made by issuers to underwriters in underwritten offerings and confirm the same to the extent customary if and when requested;

        (m)  in connection with an Underwritten Offering, use its commercially reasonable efforts to make available for inspection by the representative of any underwriters participating in any disposition pursuant to a Registration Statement, all financial and other records, pertinent corporate documents and properties of the Company and cause the respective officers, directors and employees of the Company to supply all information reasonably requested by any such representatives, the representative of the underwriters, counsel thereto or accountants in connection with a Registration Statement; provided, however, that such records, documents or information that the Company determines, in good faith, to be confidential and notifies such representatives, representative of the underwriters, counsel thereto or accountants are confidential shall not be disclosed by the representatives, representative of the underwriters, counsel thereto or accountants unless (i) the disclosure of such records, documents or information is necessary to avoid or correct a misstatement or omission in a Registration Statement or Prospectus, (ii) the release of such records, documents or information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, or (iii) such records, documents or information have been generally made available to the public; provided further, that to the extent practicable, the foregoing inspection and information gathering shall be coordinated on behalf of the Holders and the other parties entitled thereto by one counsel designated by and on behalf of the Holders and the other parties, which counsel the Company determines in good faith is reasonably acceptable;

        (n)   use its commercially reasonable efforts (including seeking to cure in the Company's listing or inclusion application any deficiencies cited by the exchange or market) to list or include all Registrable Shares on the New York Stock Exchange, the American Stock Exchange or The Nasdaq Stock Market as soon as practicable and thereafter maintain the listing on such exchange or market;

        (o)   use its commercially reasonable efforts to prepare and file in a timely manner all documents and reports required by the Exchange Act and, to the extent the Company's obligation to file such reports pursuant to Section 15(d) of the Exchange Act expires before the expiration of the effectiveness period of the Registration Statement as required by Section 2(a)(i), the Company shall register the Registrable Shares under the Exchange Act and shall maintain such registration through the effectiveness period required by Section 2(a)(i);

        (p)   provide a CUSIP number for all Registrable Shares not later than the effective date of the Registration Statement;

        (q)   (i) otherwise use its commercially reasonable efforts to comply in all material respects with all applicable rules and regulations of the Commission, (ii) make generally available to its stockholders, as soon as reasonably practicable, earnings statements covering at least 12 months that satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder, and (iii) delay filing any Registration Statement or Prospectus or amendment or supplement to such Registration Statement or Prospectus to which any Holder of Registrable Shares covered by any such Registration Statement shall have reasonably objected on the grounds that such Registration Statement or Prospectus or amendment or supplement does not comply in all material respects with the requirements of the Securities Act, such Holder having been furnished with a copy thereof at least 3 Business Days before the filing thereof, provided that the Company may file such Registration Statement or Prospectus or amendment or supplement following such time as the Company shall have made a good faith effort to resolve any such issue with the objecting Holder and shall have advised the Holder in writing of its reasonable belief that such filing complies in all material respects with the requirements of the Securities Act;

        (r)   cause to be maintained a registrar and transfer agent for all Registrable Shares covered by any Registration Statement from and after a date not later than the effective date of such Registration Statement;

        (s)   in connection with any sale or transfer of the Registrable Shares (whether or not pursuant to a Registration Statement) that will result in the securities being delivered no longer constituting Registrable Shares, cooperate with the Holders and the representative of the underwriters, if any, to facilitate the timely preparation and delivery of certificates representing the Registrable Shares to be sold, which certificates shall not bear any transfer restrictive legends (other than as required by the Company's charter), and to enable such Registrable Shares to be in such denominations and registered in such names as the representative of the underwriters, if any, or the Holders may request at least 3 Business Days before any sale of the Registrable Shares;

        (t)    if required under the rules of the NASD, in connection with the initial filing of a Shelf Registration Statement and each amendment thereto with the Commission pursuant to Section 2(a), cooperate with underwriter's or other NASD member's counsel as reasonably necessary to prepare and, within one Business Day of such filing with the Commission, to file with the NASD all forms and information required or requested by the NASD in order to obtain written confirmation from the NASD that the NASD does not object to the fairness and reasonableness of the underwriting terms and arrangements (or any deemed underwriting terms and arrangements) (each such written confirmation, a "No Objections Letter") relating to the resale of Registrable Shares pursuant to the Shelf Registration Statement, including, without limitation, information provided to the NASD through its COBRADesk system, and shall pay all costs, fees and expenses incident to the NASD's review of the Shelf Registration Statement and the related underwriting terms and arrangements, including, without limitation, all filing fees associated with any filings or submissions to the NASD and the legal expenses, filing fees and other disbursements of FBR and any other NASD member that is the holder of, or is affiliated or associated with an owner of, Registrable Shares included in the Shelf Registration Statement (including in connection with any initial or subsequent member filing);

        (u)   upon effectiveness of the first Registration Statement filed under this Agreement, the Company will take such actions and make such filings as are necessary to effect the registration of the Common Stock under the Exchange Act simultaneously with or immediately following the effectiveness of the Registration Statement; and

        (v)   file electronically on EDGAR any Registration Statement and any amendments or supplements thereto.

        The Company may require the Holders to furnish to the Company such information regarding the proposed distribution by such Holder as the Company may from time to time reasonably request in writing or as shall be required to effect the registration of the Registrable Shares, and no Holder shall be entitled to be named as a selling stockholder in any Registration Statement and no Holder shall be entitled to use the Prospectus forming a part thereof if such Holder does not provide such information to the Company. Each Holder further agrees to furnish promptly to the Company in writing all information required from time to time to make the information previously furnished by such Holder not misleading.

        Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4(f)(ii), 4(f)(iii) or 4(f)(iv), such Holder will immediately discontinue disposition of Registrable Shares pursuant to a Registration Statement until (i) any such stop order is vacated or (ii) if an event described in Section 4(f)(iii) or 4(f)(iv) occurs, such Holder's receipt of the copies of the supplemented or amended Prospectus. If so directed by the Company, such Holder will deliver to the Company (at the reasonable expense of the Company) all copies in its possession, other than permanent file copies then in such Holder's possession, of the Prospectus covering such Registrable Shares current at the time of receipt of such notice.

        Each Holder represents that it has not prepared or had prepared on its behalf or used or referred to, and agrees that it will not prepare or have prepared on its behalf or use or refer to, any Free Writing Prospectus, and has not distributed and will not distribute any written materials in connection with the offer or sale of the Registrable Shares without the prior express written consent of the Company and, in connection with any Underwritten Offering, the underwriters. Any such Free Writing Prospectus consented to by the Company and the underwriters, as the case may be, is hereinafter referred to as a "Permitted Free Writing Prospectus." The Company represents and agrees that it has treated and will treat, as the case may be, each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus, including in respect of timely filing with the Commission, legending and record keeping.

5.     Suspension Period.

        (a)   Subject to the provisions of this Section 5, following the effectiveness of a Registration Statement (and the filings with any international, federal or state securities commissions), the Company may direct the Holders, in accordance with Section 5(b), to suspend sales of the Registrable Shares pursuant to a Registration Statement for such times as the Company reasonably may determine is necessary and advisable (but in no event, (A) in the case of clause (i) below, for more than 45 consecutive days (or 60 consecutive days in the case of the IPO Registration Statement) and (B) in the case of clauses (i), (ii) and (iii) below, for more than an aggregate of 90 days in any consecutive 12-month period commencing on the Closing Time or more than 60 days in any consecutive 90-day period, except (in the case of clause (B)) as a result of a review of any post-effective amendment by the Commission before declaring any post-effective amendment to the Registration Statement effective, provided that the Company has used its commercially reasonable efforts to cause such post-effective amendment to be declared effective), so long as in each of the following cases (1) the Prior Holders and (2) the Holders under both the FBR Mandatory Shelf Registration Statement and Holders Mandatory Shelf Registration Statement are given a substantially similar notice and are required to suspend sales for the same period, if any of the following events shall occur: (i) the representative of the underwriters of an Underwritten Offering of primary shares by the Company has advised the Company that the sale of Registrable Shares pursuant to the Registration Statement would have a material adverse effect on such Underwritten Offering; (ii) the majority of the members of the Board of Directors of the Company shall have determined in good faith that (1) the offer or sale of any Registrable Shares would materially impede, delay or interfere with any proposed financing, offer or sale of securities, acquisition, merger, tender offer, business combination, corporate reorganization, consolidation or other significant transaction involving the Company, (2) upon the advice of counsel, the sale of Registrable Shares pursuant to the Registration Statement would require disclosure of non-public material information not otherwise required to be disclosed under applicable law, and (3) either (x) the Company has a bona fide business purpose for preserving the confidentiality of such transaction, (y) disclosure would have a material adverse effect on the Company or the Company's ability to consummate such transaction, or (z) the proposed transaction renders the Company unable to comply with Commission requirements, in each case under circumstances that would make it impractical or inadvisable to cause the Registration Statement (or such filings) to become effective or to promptly amend or supplement the Registration Statement on a post-effective basis, as applicable; or (iii) the majority of the members of the Board of Directors of the Company shall have determined in good faith, upon the advice of counsel, that it is required by law, rule or regulation to supplement the Registration Statement or file a post-effective amendment to the Registration Statement in order to incorporate information into the Registration Statement for the purpose of (1) including in the Registration Statement any prospectus required under Section 10(a)(3) of the Securities Act; (2) reflecting in the prospectus included in the Registration Statement any facts or events arising after the effective date of the Registration Statement (or of the most-recent post-effective amendment) that, individually or in the aggregate, represents a fundamental change in the information set forth therein; or (3) including in the prospectus included in the Registration Statement any material information with respect to the plan of distribution not disclosed in the Registration Statement or any material change to such information. Upon the occurrence of any such suspension, the Company shall use its commercially reasonable efforts to cause the Registration Statement to become effective or to promptly amend or supplement the Registration Statement on a post-effective basis or to take such action as is necessary to make resumed use of the Registration Statement compatible with the Company's best interests, as applicable, so as to permit the Holders to resume sales of the Registrable Shares as soon as possible.

        (b)   In the case of an event that causes the Company to suspend the use of a Registration Statement (a "Suspension Event"), the Company shall give written notice (a "Suspension Notice") to FBR and the Holders to suspend sales of the Registrable Shares and such notice shall state generally the basis for the notice and that such suspension shall continue only for so long as the Suspension Event or its effect is continuing and the Company is using its best efforts and taking all reasonable steps to terminate suspension of the use of the Registration Statement as promptly as possible. No Holder shall effect any sales of the Registrable Shares pursuant to such Registration Statement (or such filings) at any time after it has received a Suspension Notice from the Company and before receipt of an End of Suspension Notice (as defined below). If so directed by the Company, each Holder will deliver to the Company (at the expense of the Company) all copies other than permanent file copies then in such Holder's possession of the Prospectus and any Issuer Free Writing Prospectus covering the Registrable Shares at the time of receipt of the Suspension Notice. The Holders may recommence effecting sales of the Registrable Shares pursuant to the Registration Statement (or such filings) following further notice to such effect (an "End of Suspension Notice") from the Company, which End of Suspension Notice shall be given by the Company to the Holders and FBR in the manner described above promptly following the conclusion of any Suspension Event and its effect.

        (c)   Notwithstanding any provision herein to the contrary, subject to any Suspension Events or as contemplated by Section 4(f)(iv), each Registration Statement shall be maintained effective pursuant to this Agreement until the Registrable Shares are not Registrable Shares.

6.     Indemnification and Contribution.

        (a)   The Company agrees to indemnify and hold harmless (i) FBR, each Holder and any underwriter (as determined in the Securities Act) for such Holder (including, if applicable, FBR), (ii) each Person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act) any of the foregoing (a "Controlling Person"), and (iii) the respective officers, directors, partners, members, employees, representatives and agents of any such Person or any Controlling Person (any Person referred to in clause (i), (ii) or (iii) may hereinafter be referred to as an "Purchaser Indemnitee") from and against any and all losses, claims, damages, judgments, actions, reasonable out-of-pocket expenses, and other liabilities, including, as incurred, reimbursement of all reasonable costs of investigating, preparing, pursuing or defending any claim or action, or any investigation or proceeding by any governmental agency or body, commenced or threatened, including the reasonable fees and expenses of outside counsel to any Purchaser Indemnitee, joint or several (the "Liabilities"), directly or indirectly related to, based upon, arising out of or in connection with any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement, Prospectus or Issuer Free Writing Prospectus (as amended or supplemented), or any preliminary Prospectus or any other document prepared by the Company used to sell the Registrable Shares, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in light of the circumstances under which they were made), not misleading, except insofar as such Liabilities arise out of or are based upon (i) any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information relating to any Purchaser Indemnitee furnished to the Company or any underwriter in writing by such Purchaser Indemnitee expressly for use therein, (ii) any untrue statement contained in or omitted from a preliminary Prospectus if such untrue statement is cured by delivery to the Holders of an amended preliminary Prospectus or a Permitted Free Writing Prospectus prior to pricing of the sale of securities, if an Underwritten Offering, or the effectiveness of such Mandatory Shelf Registration Statement, or (iii) any sales by any Holder after the delivery by the Company to such Holder of a Suspension Notice and before the delivery by the Company of an End of Suspension Notice. The Company shall notify the Holders promptly of the institution, threat or assertion of any claim, proceeding (including any governmental investigation), or litigation which it shall have become aware in connection with the matters addressed by this Agreement which involves the Company or a Purchaser Indemnitee. The indemnity provided for herein shall remain in full force and effect regardless of any investigation made by or on behalf of any Purchaser Indemnitee.

        (b)   In connection with any Registration Statement in which a Holder is participating, such Holder agrees, severally and not jointly, to indemnify and hold harmless FBR, the Company, each Person who controls the Company or FBR within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act, and the respective officers, directors, partners, members, representatives, employees and agents of such Person or Controlling Person to the same extent as the foregoing indemnity from the Company to each Purchaser Indemnitee, but only with reference to (i) untrue statements or omissions or alleged untrue statements or omissions made in reliance upon and in strict conformity with information relating to such Holder furnished to the Company in writing by such Holder expressly for use in any Registration Statement or Prospectus, any amendment or supplement thereto, or any preliminary Prospectus and (ii) any sales by any Holder after the delivery by the Company to such Holder of a Suspension Notice and before the delivery by the Company of an End of Suspension Notice. The liability of any Holder pursuant to clause (i) of the immediately preceding sentence shall in no event exceed the net proceeds received by such Holder from sales of Registrable Shares giving rise to such obligations. If a Holder elects to include Registrable Shares in an Underwritten Offering, the Holder shall be required to agree to such customary indemnification provisions as may reasonably be required by the underwriter in connection with such Underwritten Offering.

        (c)   If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any Person in respect of which indemnity may be sought pursuant to Section 6(a) or 6(b), such Person (the "Indemnified Party"), shall promptly notify the Person against whom such indemnity may be sought (the "Indemnifying Party"), in writing (to the extent legally advisable) of the commencement thereof (but the failure to so notify an Indemnifying Party shall not relieve it from any Liability which it may have under this Section 6, except to the extent the Indemnifying Party is materially prejudiced by the failure to give notice), and the Indemnifying Party, upon request of the Indemnified Party, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and any others the Indemnifying Party may reasonably designate in such proceeding and shall assume the defense of such proceeding and pay the fees and expenses actually incurred by such counsel related to such proceeding. Notwithstanding the foregoing, in any such proceeding, any Indemnified Party may retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party, unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed in writing to the contrary, (ii) the Indemnifying Party failed within a reasonable time after notice of commencement of the action to assume the defense and employ counsel reasonably satisfactory to the Indemnified Party, (iii) the Indemnifying Party and its counsel do not pursue in a reasonable manner the defense of such action or (iv) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, or any Affiliate of the Indemnifying Party, and such Indemnified Party shall have been reasonably advised by counsel that, either (x) there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party or such Affiliate of the Indemnifying Party or (y) a conflict may exist between such Indemnified Party and the Indemnifying Party or such Affiliate of the Indemnifying Party, in which event the Indemnifying Party may not assume or direct the defense of such action on behalf of such Indemnified Party, it being understood, however, that the Indemnifying Party shall not, in connection with any one such action or separate but substantially similar or related actions arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all such Indemnified Parties, which firm shall be designated in writing by those Indemnified Parties who sold a majority of the Registrable Shares sold by all such Indemnified Parties and any such separate firm for the Company, the directors, the officers and such control Persons of the Company as shall be designated in writing by the Company. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld or delayed, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify any Indemnified Party from and against any Liability by reason of such settlement or judgment to the extent provided in this Section 6 without reference to this sentence. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all Liability on claims that are the subject matter of such proceeding.

        (d)   If the indemnification provided for in Section 6(a) or 6(b) is for any reason held to be unavailable to an Indemnified Party in respect of any Liabilities referred to therein (other than by reason of the exceptions provided therein) or is insufficient to hold harmless a party indemnified thereunder, then each Indemnifying Party under such sections, in lieu of indemnifying such Indemnified Party thereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liabilities (i) in such proportion as is appropriate to reflect the relative benefits of the Indemnified Party on the one hand and the Indemnifying Parties on the other in connection with the statements or omissions that resulted in such Liabilities, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Indemnifying Parties and the Indemnified Party, as well as any other relevant equitable considerations. The relative fault of the Company, on the one hand, and any Purchaser Indemnitees, on the other, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by such Purchaser Indemnitees and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

        (e)   The parties agree that it would not be just and equitable if contribution pursuant to this Section 6 were determined by pro rata allocation (even if such Indemnified Parties were treated as one entity for such purpose), or by any other method of allocation that does not take account of the equitable considerations referred to in Section 6(d). The amount paid or payable by an Indemnified Party as a result of any Liabilities referred to in Section 6(d) shall be deemed to include, subject to the limitations set forth above, any reasonable legal or other expenses actually incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 6, in no event shall a Purchaser Indemnitee be required to contribute any amount in excess of the amount by which proceeds received by such Purchaser Indemnitee from sales of Registrable Shares exceeds the amount of any damages that such Purchaser Indemnitee has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. For purposes of this Section 6, each Person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act) FBR or a Holder shall have the same rights to contribution as FBR or such Holder, as the case may be, and each Person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act) the Company, and each officer, director, partner, member, employee, representative, agent or manager of the Company shall have the same rights to contribution as the Company. Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties, notify each party or parties from whom contribution may be sought, but the omission to so notify such party or parties shall not relieve the party or parties from whom contribution may be sought from any obligation it or they may have under this Section 6 or otherwise, except to the extent that any party is materially prejudiced by the failure to give notice. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act), shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

        (f)    The indemnity and contribution agreements contained in this Section 6 will be in addition to any Liability which any Indemnifying Party may otherwise have to any Indemnified Party referred to above. Each Purchaser Indemnitee's obligations to contribute pursuant to this Section 6 are not joint but are several in the proportion that the number of Shares sold by such Purchaser Indemnitee bears to the number of Shares sold by all Purchaser Indemnities.

7.    Market Stand-off Agreement.    Each Holder hereby agrees that it shall not directly or indirectly sell, offer to sell, grant any option or otherwise transfer or dispose of any Registrable Shares or other shares of Common Stock of the Company or any securities convertible into or exchangeable or exercisable for shares of Common Stock of the Company owned by such Holder (other than to donees or partners of the Holder who agree to be similarly bound), or enter into any other transaction designed to directly or indirectly transfer any of the economic consequences of ownership of the Common Stock, including by shorting the Common Stock or securities convertible into or exchangeable or exercisable for shares of the Common Stock, for a period of 60 days (the "Lock-Up Period") following the effective date of a registration statement for an initial public offering of securities by the Company filed under the Securities Act (an "IPO Registration Statement"); provided, however, that:

        (a)   the restrictions above shall not apply to (i) the sale of Registrable Shares as a selling stockholder under the IPO Registration Statement or (ii) the sale of shares of Common Stock (x) acquired by a Holder in such initial public offering or (y) acquired by a Holder on a national securities exchange or the NASDAQ Stock Market after such initial public offering, so long as in each case such sales are made over such exchange or market, as the case may be;

        (b)   all Prior Holders and executive officers and directors of the Company then holding shares of Common Stock of the Company or securities convertible into or exchangeable or exercisable for shares of Common Stock of the Company are subject to the same or stricter restrictions for at least the entire time period required of the Holders hereunder;

        (c)   the Holders shall be allowed any concession or proportionate release allowed to any officer or director that entered into similar agreements (with such proportion being determined by dividing the number of shares being released with respect to such officer or director by the total number of issued and outstanding shares held by such officer or director); provided, that nothing in this Section 7(c) shall be construed as a right to proportionate release for the executive officers and directors of the Company upon the expiration of the 60 day period applicable to all Holders other than the executive officers and directors of the Company.

        Notwithstanding the foregoing, if (i) during the last 17 days of the Lock-Up Period, the Company releases earnings results or announces material news or a material event or (ii) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results during the 15-day period following the last day of the Lock-Up Period, then in each case the Lock-Up Period will be automatically extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news or material event, as applicable, unless the Company or the underwriters, as the case may be, waives, in writing, such extension.

        In order to enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the securities subject to this Section 7 and to impose stop transfer instructions with respect to the Registrable Shares and such other securities of each Holder

(and the securities of every other Person subject to the foregoing restriction) until the end of such period.

8.     Additional Payments Under Certain Circumstances.

        (a)   Additional payments ("Additional Payments") with respect to the Shares shall be assessed as follows if both Mandatory Shelf Registration Statements have not been filed within 120 days of the Closing Time (a "Registration Default"). The foregoing will constitute a Registration Default whatever the reason for any such event and whether it is voluntary or involuntary or is beyond the Company's control or pursuant to operation of law or as a result of any action or inaction by the Commission.

        (b)   Additional Payments shall accrue on the Shares affected by the Registration Default pro rata (subject to adjustment for splits, recombinations and similar matters) on a daily basis from and including the date on which any such Registration Default occurs to but excluding the date on which the Registration Default has been cured, at an aggregate rate of $500,000 per month. Other than the obligation of payment of any Additional Payments in accordance with the terms hereof, the Company will have no other liabilities for monetary damages with respect to its registration obligations except as set forth in Section 2(d). With respect to each Holder, the Company's obligations to pay Additional Payments remain in effect only so long as the securities held by the Holder are Registrable Shares.

        (c)   Any amounts of Additional Payments will be payable in cash on the first day of each month, beginning on the first day of the month after the month in which the Registration Default occurs. The amount of the monthly Additional Payments with respect to each outstanding Share will be determined based on the number of outstanding Shares affected by the Registration Default and on the basis of a 360-day year consisting of 30-day months, and the actual number of days on which Additional Payments accrued during such period.

9.    Termination of the Company's Obligations.    The Company shall have no further obligations pursuant to this Agreement at such time as no Registrable Shares are outstanding after their original issuance, provided, however, that the Company's obligations under Sections 3, 6 and 11 (and any related definitions) shall remain in full force and effect following such time.

10.    Limitations on Subsequent Registration Rights.    Subject to the final sentence of this Section, from and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Shares of such Holders, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include such securities in the Holders Mandatory Shelf Registration Statement or Piggyback Registration Statement, if any, filed pursuant to the terms hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities on the Holders Mandatory Shelf Registration Statement or such Piggyback Registration Statement only to the extent that the inclusion of such securities will not reduce the amount of Registrable Shares of the Holders that is included on the Holders Mandatory Shelf Registration Statement or such Piggyback Registration Statement (provided that the restrictions in Section 2(a)(i) shall continue to apply to the Holders Mandatory Shelf Registration Statement with respect to the Prior Holders) or (b) to have its Common Stock registered on a registration statement that could be declared effective within 180 days of, the effective date of any Registration Statement filed pursuant to this Agreement. From and after the date of this Agreement, the Company shall not, without the prior written consent of FBR or FBR Merchant Banking, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder to include such securities in the FBR Mandatory Shelf Registration Statement. The foregoing shall not preclude the Company from entering into the Prior Holders Registration Rights Agreement, and the parties hereto hereby agree that it shall not be a breach of this Section 10 for the Company to carry out the terms of the Prior Holders Registration Rights Agreement in accordance with terms set forth therein.

11.   Miscellaneous.

        (a)   Remedies. In the event of a breach by the Company of any of its obligations under this Agreement, each Holder, in addition to being entitled to exercise all rights provided herein or, in the case of FBR, in the Placement Agreement, or granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. Subject to Section 6, the Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of any of the provisions of this Agreement and hereby further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.

        (b)   Amendments and Waivers. This Agreement may not be amended, modified or supplemented, and waivers or consents to or departures from the provisions hereof may not be given, without the written consent of the Company and Holders beneficially owning a majority of the Registrable Shares; provided, however, that for purposes of this Agreement, Registrable Shares owned, directly or indirectly, by an entity that is an Affiliate of the Company due to the Company's owning an interest in such entity shall not be deemed to be outstanding. Notwithstanding the foregoing, a waiver or consent to or departure from the provisions hereof with respect to a matter that relates exclusively to (i) the Holders Mandatory Shelf Registration Statement or FBR Mandatory Shelf Registration Statement may be given only with the consent of a majority of Registrable Shares covered thereby and (ii) the rights of a Holder whose securities are being sold pursuant to a Registration Statement and that does not directly or indirectly affect, impair, limit or compromise the rights of other Holders may be given by such Holder; provided that the provisions of this sentence may not be amended, modified or supplemented except in accordance with the provisions of the immediately preceding sentence.

        (c)   Notices. All notices and other communications, provided for or permitted hereunder shall be made in writing and delivered by facsimile (with receipt confirmed), overnight courier or registered or certified mail, return receipt requested, or by telegram, addressed as follows:

          (i)    if to a Holder, at the most current address given by the transfer agent and registrar of the Shares to the Company (including by email);

          (ii)   if to the Company, at the offices of the Company at 5480 Valmont, Suite 350, Attention: James R. Casperson, Chief Financial Officer (facsimile (303) 417-1000); with a copy (which shall not constitute notice) to Thompson & Knight LLP, 333 Clay Street, Suite 3300, Houston, Texas 77002, Attention: Dallas Parker, Esq. (facsimile (832) 397-8110); and

          (iii)  if to FBR, at the offices of FBR at 1001 19th Street North, Arlington, Virginia 22209, Attention: William Ginivan, Esq. (facsimile (804) 788-8218); with a copy (which shall not constitute notice) to Akin Gump Strauss Hauer & Feld LLP, 1111 Louisiana St., Houston, Texas 77002, Attention: Julien R. Smythe, Esq. (facsimile (713) 236-0822).

        (d)   Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto and shall inure to the benefit of each Holder. The Company agrees that the Holders shall be third party beneficiaries to the agreements made hereunder by FBR and the Company, and each Holder shall have the right to enforce such agreements directly to the extent it deems such enforcement necessary or advisable to protect its rights hereunder; provided, however, that such Holder fulfills all of its obligations hereunder.

        (e)   Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

        (f)    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS

MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK OR THE SUPREME COURT OF THE STATE OF NEW YORK OR SITTING IN NEW YORK COUNTY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

        (g)   Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties hereto that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

        (h)   Entire Agreement. This Agreement, together with the Placement Agreement, is intended by the parties hereto as a final expression of their agreement, and is intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. All of the obligations, agreements, covenants, representations and warranties under the engagement letter dated June 12, 2006, between the Company and FBR (the "Engagement Letter") shall survive the execution, delivery and termination and the performance of this Agreement and the consummation of the transactions contemplated hereby without any modification thereof; provided, that to the extent there is a conflict between the provisions of the Engagement Letter and the provisions of this Agreement, this Agreement shall prevail to that extent.

        (i)    Registrable Shares Held by the Company or its Affiliates. Whenever the consent or approval of Holders of a specified percentage of Registrable Shares is required hereunder, Registrable Shares (or securities convertible into Registrable Shares) held by the Company or entities that are Affiliates of the Company due to the Company's owning an interest in such entities shall not be counted in determining whether such consent or approval was given by the Holders of such required percentage.

        (j)    Survival. This Agreement is intended to survive the consummation of the transactions contemplated by the Placement Agreement. The indemnification and contribution obligations under Section 6 shall survive the termination of the Company's obligations under Section 2.

        (k)   Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the provisions of this Agreement. All references made in this Agreement to "Section" refer to such Section of this Agreement, unless expressly stated otherwise.

        (l)    Adjustment for Stock Splits, etc. Wherever in this Agreement there is a reference to a specific number of shares with respect to any securities, then upon the occurrence of any subdivision, combination, or stock dividend of such shares, the specific number of shares with respect to any securities so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of stock by such subdivision, combination, or stock dividend.

[Remainder of this Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ELLORA ENERGY INC.
By:	/s/ JAMES R. CASPERSON
Name:	James R. Casperson
Title:	CFO
FRIEDMAN, BILLINGS, RAMSEY & CO., INC. (for the benefit of the Holders)
By:	/s/ JAMES R. KLEEBLATT
Name:	James R. Kleeblatt
Title:	Senior Managing Director

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  Exhibit 4.1
REGISTRATION RIGHTS AGREEMENT